Exhibit 4.2

NINTH AMENDING AGREEMENT to the Credit Agreement dated as of November 28, 2000, as amended by a First Amending Agreement dated January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003, a Seventh Amending Agreement dated as of November 19, 2004, and an Eighth Amending Agreement dated as of March 6, 2008, entered into in the City of Montreal, Province of Quebec, as of April 7, 2008,

AMONG:

VIDÉOTRON LTÉE, a company constituted in accordance with the laws of Quebec, having its registered office at 300 Viger Street East, 6th floor, in the City of Montreal, Province of Quebec (hereinafter called the “Borrower”)

PARTY OF THE FIRST PART

AND:	THE LENDERS, AS DEFINED IN THE CREDIT AGREEMENT (the “Lenders”)

PARTIES OF THE SECOND PART

AND:

ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 200 Bay Street, 12th floor, South Tower, Royal Bank Plaza, in the City of Toronto, Province of Ontario (hereinafter called the “Agent”)

PARTY OF THE THIRD PART

WHEREAS the parties hereto are parties to a Credit Agreement dated as of November 28, 2000, as amended by a First Amending Agreement dated January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003, a Seventh Amending Agreement dated as of November 19, 2004 and an Eighth Amending Agreement dated as of March 6, 2008 (as so amended and amended and restated, the “Credit Agreement”);

WHEREAS the Borrower has requested certain amendments to the Credit Agreement to extend the Term, increase the aggregate Commitments of the Lenders and provide for the possibility of future increases; and

WHEREAS the Lenders have unanimously agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 18.14 and 18.15 of the Credit Agreement, as evidenced by the signature of each Lender and of the Agent on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.                                         INTERPRETATION

All of the words and expressions which are capitalized herein shall have the meanings ascribed to them in the Credit Agreement unless otherwise indicated herein.

II.                                     AMENDMENTS

1.               Subsection 1.1.2 of the Credit Agreement is amended to clarify certain elements relating to the term of, and conditions applicable to, any Additional Offering.  The subsection is accordingly deleted and replaced by the following:

“1.1.2                  “Additional Offering” means an Offering of unsecured Debt incurred or issued by the Borrower having a maturity date (meaning the date on which repayment can be required by the lender, not the date of any initial maturity leading to an automatic conversion or replacement) expiring after the expiry of the Term, the terms and conditions of which Offering (including any automatic conversion or replacement as aforesaid and excluding, for greater certainty, (a) pricing, and (b) the right to require a replacement via an unsecured term loan or an offering of unsecured high yield Debt in an amount equal to the Additional Offering being replaced (“AO Replacement Debt”)) are no more favourable to the Persons providing such Debt, in all material respects, than the provisions hereof; for greater certainty, for the purposes of paragraph (j) of Section 13.8, any such AO Replacement Debt will not be considered a new incurrence of Debt;”.

2.               A new subsection 1.1.73 is hereby added to the Credit Agreement as follows.  All other subsections are renumbered accordingly:

“1.1.73            “Joinder Agreement” means an agreement substantially in the form of Schedule “O”;”.

3.               A new subsection 1.1.91 is hereby added to the Credit Agreement as follows.  All other subsections are renumbered accordingly:

“1.1.91            “Ninth Amendment Closing Date” means April 7, 2008;”.

4.               Subsection 1.1.121 of the Credit Agreement (definition of “Term”) is amended by deleting the date “November 18, 2009”, and replacing it with “April 6, 2012”.  Consequently, subsection 1.1.121 now provides as follows:

“1.1.121      “Term” means the period commencing on the Closing Date and terminating, with respect to the Revolving Facility, on April 6, 2012;”.

5.               Section 2.1 of the Credit Agreement is amended by replacing the number “$450,000,000” with the number “$575,000,000”.  Consequently, Section 2.1 now provides as follows:

“2.1                           Credit Facility

Subject to the provisions hereof, and in particular, to the provisions of Article 3, each Lender agrees to make available to the Borrower, individually and not jointly and severally or solidarily, its Commitment in the Credit, which Credit consists of the Revolving Facility in a maximum amount equal to $575,000,000 minus the maximum amount that can be borrowed under the Cash Management Facilities, which form part of the Revolving Facility.”.

6.               A new Section 2.3 is added as follows:

“2.3                           Increase in Revolving Facility

2.3.1                        The Borrower may, on one or more occasions during the portion of the Term of the Revolving Facility commencing on the Ninth Amendment Closing Date and terminating April 6, 2009, by written notice to the Agent (an “Increase Notice”), elect to request an increase to the existing Commitments (any such increase, the “New Lender Commitments”), by adding one or more Lenders (each, a “New Lender”) or having an existing Lender increase its Commitment (an “Increased Commitment”) in accordance with the provisions of this Section.

2.3.2                        The aggregate amount of any such New Lender Commitments and Increased Commitments shall not exceed $75,000,000 and shall not be less than $25,000,000 per New Lender (or such lesser amount as may be approved by the Agent).  Such Increase Notice shall specify (a) the date (the “Increased Amount Date”) on which the Borrower proposes that the New Lender Commitments and/or Increased Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agent, (b) the amount of the increase in the Revolving Facility, (c) the identity of each New Lender, and/or of each existing Lender that is prepared to provide an Increased Commitment, and

(d) the proposed allocation of such New Lender Commitments to each New Lender and/or the amount of each Increased Commitment.  Such New Lender Commitments and/or Increased Commitments shall become effective as of the Increased Amount Date; provided that (1) no Default or Event of Default shall exist on the Increased Amount Date before or after giving effect to such New Lender Commitments and/or Increased Commitments; (2) the Borrower shall be in compliance with each of the covenants set forth in Section 12.11 as of the last day of the most recently ended fiscal quarter after taking into account such New Lender Commitments and/or Increased Commitments, on a pro forma basis; (3) the New Lender Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each New Lender and the Agent, and each of which shall be recorded in the register maintained by the Agent in respect of Assignments; (4) Increased Commitments shall be effected in accordance with the last sentence of subsection 2.3.6; and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.

2.3.3                        On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Facility Lenders shall assign to each of the New Lenders or applicable existing Lenders, who shall purchase same, at the principal amount thereof (together with accrued interest), such interests in the Loan outstanding on the Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loan under the Revolving Facility will be held by existing Revolving Facility Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Lender Commitments and/or Increased Commitments to the Commitments, (b) each New Lender Commitment shall be deemed for all purposes a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for all purposes, an Advance under the Revolving Facility and (c) each New Lender shall become a Lender with respect to the New Lender Commitment and all matters relating thereto.

2.3.4                        The Agent shall notify the Lenders, promptly upon receipt, of the Borrower’s Increase Notice, including the Increased Amount Date, any Increased Commitments, and the New Lender Commitments and New Lenders in respect thereof, as well as the effect of same as contemplated by the preceding paragraph.

2.3.5                        The terms and provisions of the New Advances shall be identical to the Advances under the Revolving Facility.  Each Joinder Agreement may,

without the consent of any other Revolving Facility Lenders, effect such amendments to this Agreement and the Security Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the provisions of this Section 2.3.

2.3.6                        If on April 6, 2009, the Credit is less than $650,0000,000, from that date until the expiry of the Term, the Borrower may, on one additional occasion, again send an Increase Notice to the Agent.  The Agent shall provide a copy of the Increase Notice to the Lenders, and the Lenders shall, within 10 Business Days following receipt thereof, advise the Agent of their decision whether or not to provide any Increased Commitments.  Any Lender approached to provide all or a portion of the Increased Commitments may elect or decline, in its sole discretion, to provide an Increased Commitment.  If any Lender does not respond to the Increase Notice, it will be deemed to have elected not to provide an Increased Commitment.  Schedule “A” will be amended by the Agent to reflect any Increased Commitments made by Lenders, without requiring the signature of each Lender.

2.3.7                        If, after the Borrower has availed itself of the procedures set out in subsection 2.3.6, the Credit remains less than $650,000,000, the Borrower may again, on one occasion, attempt to obtain New Lender Commitments for the remaining balance subject to complying with the provisions of subsections 2.3.1 to 2.3.5.”.

7.               Section 10.2 of the Credit Agreement is deleted and replaced by the following, to take into account the conditions precedent contemplated by this Ninth Amending Agreement:

“10.2                     Initial Advance under the Revolving Facility After the Ninth Amendment Closing Date

The obligation of the Lenders to make the initial Advance under the Revolving Facility after the Ninth Amendment Closing Date is conditional upon the fulfilment of each of the conditions set out in this Section 10.2 and in Section 10.3 to the entire satisfaction of the Agent and the Lenders:

10.2.1                                          certified copies of all of the constating documents, borrowing by-laws and resolutions of the Borrower, each other member of the VL Group and Spectrum Co. (if the Borrower elects to use Spectrum Co. to act as bidder on behalf of the Borrower and others in the Spectrum Auction and Purchase) not previously provided to the Agent shall have been provided to the Agent;

10.2.2                                          each of the Security Documents required by Section 9.2 shall have been executed, delivered, issued or assigned and registered or published, as the case may be, wherever required;

10.2.3                                          all of the issued and outstanding shares of the Subsidiaries referred to in subsection 9.2.3, and the shares of Spectrum Co. referred to in subsection 9.2.10, owned, directly or indirectly by the Borrower and any of its Subsidiaries at the relevant time, shall have been pledged in accordance with the Share Pledge executed by the Borrower and the relevant Subsidiaries and all of the pledged shares shall have been remitted to the Agent;

10.2.4                                          the Borrower shall have delivered to the Agent a certificate in the form of Schedule “F” signed by an officer stipulating and certifying that:

a)                                      such officer has taken cognizance of all the terms and conditions of this Agreement and of all contracts, agreements and deeds pertaining hereto;

b)                                     no Default or Event of Default has occurred or exists hereunder;

c)                                      the corporate structure of the VL Group is as set out in the diagram attached to the certificate;

d)                                     each member of the VL Group holds the permits, Licences, licences and authorizations required in order to permit it to possess its property and its real estate and to carry on its business in the manner in which it is being carried on at present; and

e)                                      all property to be charged by the Security Documents is located in the jurisdictions described in a schedule thereto;

10.2.6                                          each of the Security Documents shall have been amended (to the extent required), executed, delivered, issued or assigned and registered or published, as the case may be, wherever required;

10.2.7                                          the Borrower shall have delivered to the Agent the favourable legal opinion(s) of the counsel to the Borrower, addressed to the Lenders, the Agent and its counsel, in form and substance acceptable to the Agent and its counsel, acting reasonably, including with regard to the continuing validity of all relevant Guarantees and Security.”.

8.               A new Schedule “A” is attached, replacing the former Schedule “A”.

9.               A new Schedule “O”, entitled “Joinder Agreement”, is attached.

III.                                 EFFECTIVE DATE AND CONDITIONS

1.                                       This Ninth Amending Agreement shall become effective as of April 7, 2008 (the “Effective Date”), subject to the fulfilment of all conditions precedent set out herein and in the amended Section 10.2 above.

2.                                       On the Effective Date, the Credit Agreement shall be modified by the foregoing amendments.  The parties hereto agree that the changes to the Credit Agreement set out herein and the execution hereof shall not constitute novation and all the Security shall continue to apply to the Credit Agreement, as amended hereby, and all other obligations secured thereby.  Without limiting the generality of the foregoing and to the extent necessary, (i) the Lenders and the Agent reserve all of their rights under each of the Security Documents, and (ii) each of the Borrower and the Guarantors obligates itself again in respect of all present and future obligations under, inter alia, the Credit Agreement, as amended hereby.

3.                                       The Borrower shall pay all fees and costs, including (a) the fees referred to in the Borrower’s request letter dated February 15, 2008, and (b) legal fees associated with this Agreement incurred by the Agent as contemplated and restricted by the provisions of Section 12.14 of the Credit Agreement.

4.                                       The Borrower shall provide the opinion of its counsel, in form and substance acceptable to the Agent and the Lenders’ counsel, with respect to the power, capacity, and authority of the Borrower and each of the Guarantors to enter into or intervene in this Ninth Amending Agreement and to perform its obligations hereunder, with respect to the enforceability of this Ninth Amending Agreement in accordance with its terms, and with respect to the continued enforceability (unaffected hereby) of all of the Security.

IV.                                MISCELLANEOUS

1.                                       All of the provisions of the Credit Agreement that are not amended hereby shall remain in full force and effect.

2.                                       This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec.

3.                                       The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

VIDÉOTRON LTÉE

Per:	/s/ JEAN-FRANÇOIS PRUNEAU

ROYAL BANK OF CANADA, as Agent for the Lenders

Per:	/s/ ANN HURLEY
Manager, Agency

ROYAL BANK OF CANADA		THE TORONTO-DOMINION BANK

Per:	/s/ ROD SMITH	Per:	/s/ (ILLEGIBLE)
Authorized Signatory

		Per:	/s/ (ILLEGIBLE)

BANK OF MONTREAL		BANK OF AMERICA, N.A., Canada Branch

Per:	/s/ (ILLEGIBLE)	Per:	/s/ MEDINA SALES DE ANDRADE
Vice President

CANADIAN IMPERIAL BANK OF COMMERCE		THE BANK OF NOVA SCOTIA

Per:	/s/ (ILLEGIBLE)	Per:	/s/ ROB KING
Managing Director

Per:	/s/ (ILLEGIBLE)	Per:	/s/ BRADLEY WALKER
Associate Director

CITIBANK, N.A., Canadian Branch		CAISSE CENTRALE DESJARDINS

Per:	/s/ (ILLEGIBLE)	Per:	/s/ (ILLEGIBLE)

		Per:	/s/ (ILLEGIBLE)

LAURENTIAN BANK OF CANADA		NATIONAL BANK OF CANADA

Per:	/s/ (ILLEGIBLE)	Per:	/s/ (ILLEGIBLE)

Per:	/s/ (ILLEGIBLE)	Per:	/s/ (ILLEGIBLE)

HSBC BANK CANADA

Per:	/s/ (ILLEGIBLE)

Per:	/s/ (ILLEGIBLE)

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

Per:	/s/ E.R. LANGLEY
Senior Vice President

The undersigned acknowledge having taken cognizance of the provisions of the foregoing Ninth Amending Agreement and agree that the Guarantees and Security executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Guarantees and Security Documents in connection with the Credit Agreement as defined above, and as amended hereby:

LE SUPERCLUB VIDÉOTRON LTÉE		GROUPE DE DIVERTISSEMENT SUPERCLUB INC.

Per:	/s/ JEAN-FRANÇOIS PRUNEAU	Per:	/s/ JEAN-FRANÇOIS PRUNEAU

CF CABLE TV INC.		SUPERCLUB PROPERTIES INC.

Per:	/s/ JEAN-FRANÇOIS PRUNEAU	Per:	/s/ JEAN-FRANÇOIS PRUNEAU

SUPERCLUB VIDÉOTRON CANADA INC.

Per:	/s/ JEAN-FRANÇOIS PRUNEAU

The undersigned acknowledges having taken cognizance of the provisions of the foregoing Ninth Amending Agreement and agrees that the pledge of the shares of the Borrower executed by the undersigned as of July 6, 2006 in favour of the Agent (A) remains enforceable against it in accordance with its terms, and (B) continues to secure all of the obligations of the Persons specified in such Security Document in connection with the Credit Agreement, as defined above, and as amended hereby:

QUEBECOR MEDIA INC.

Per:	/s/ JEAN-FRANÇOIS PRUNEAU

SCHEDULE “A” - LIST OF LENDERS AND COMMITMENTS

The Revolving Facility

Cash Management Facilities — The Toronto-Dominion Bank (“TD”) - $15,000,000.

Balance of Revolving Facility:

Lender	Commitment ($)	Commitment (%)
Royal Bank of Canada
The Bank of Nova Scotia
The Toronto-Dominion Bank
Bank of America N.A., Canada Branch
Citibank N.A., Canadian Branch
Bank of Montreal
Canadian Imperial Bank of Commerce
National Bank of Canada
Caisse centrale Desjardins
Laurentian Bank of Canada
HSBC Bank Canada
Sumitomo Mitsui Banking Corporation of Canada

Total	$575,000,000	100%

SCHEDULE “O” — JOINDER AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                          , 200   (this “Agreement”), by and among [NEW LENDERS] (each a “New Lender” and collectively the “New Lenders”), VIDÉOTRON LTÉE (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, Royal Bank of Canada, as Agent (in such capacity, the “Agent”).

RECITALS:

WHEREAS reference is hereby made to the Credit Agreement dated as of November 28, 2000, as amended by a First Amending Agreement dated January 5, 2001, a Second Amending Agreement dated as of June 29, 2001, a Third Amending Agreement dated as of December 21, 2001, a Fourth Amending Agreement dated as of December 23, 2002, a Fifth Amending Agreement dated as of March 24, 2003, a Sixth Amending Agreement dated as of October 8, 2003, a Seventh Amending Agreement dated as of November 19, 2004, an Eighth Amending Agreement dated as of March 6, 2008, and a Ninth Amending Agreement dated as of April 7, 2008 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time and the Agent; and

WHEREAS subject to the terms and conditions of the Credit Agreement, the Borrower may increase the existing Commitments by obtaining New Lender Commitments and entering into one or more Joinder Agreements with the New Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Lender party hereto hereby agrees to commit to provide its respective New Lender Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the Security Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the Security Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) acknowledges and accepts that such New Lender and the Agent are solidary creditors of the Borrower and the Guarantors in respect of all amounts, liabilities and other obligations, present and future, of the Borrower and the Guarantors to each of them under the Credit Agreement and the Derivative Instruments as contemplated by Section 18.1.2 of the Credit Agreement and in accordance with Article 1541 of the Civil Code of Quebec; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each New Lender hereby agrees to make its Commitment on the following terms and conditions:

1.                                       New Lenders.  Each New Lender acknowledges and agrees that upon its execution of this Agreement, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the Security Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

2.                                       Credit Agreement Governs.  Except as set forth in this Agreement, New Advances shall otherwise be subject to the provisions of the Credit Agreement and the Security Documents.

3.                                       The Borrower’s Certifications.  By its execution of this Agreement, each of the undersigned officers, to the best of his or her knowledge, and the Borrower hereby certify that:

i.                                          The representations and warranties contained in the Credit Agreement and the Security Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.                                       No event has occurred and is continuing or would result from the addition of the Commitments from the New Lenders as contemplated hereby that would constitute a Default or an Event of Default;

iii.                                    The Borrower has performed in all material respects all agreements and satisfied all conditions required to be performed or satisfied by it under the Credit Agreement on or before the date hereof; and

iv.                                   After giving effect to this Joinder Agreement and the aggregate new Commitments, the Borrower is (and will be on a pro forma basis) in compliance with the financial tests described in Section 12.11 of the Credit Agreement.

4.                                       The Borrower’s Covenants.  By its execution of this Agreement, the Borrower hereby covenants that:

i.                                          The Borrower shall make all payments required pursuant to the Credit

Agreement in connection with the New Lender Commitments, including the payment of any fees in respect of such New Lender Commitment; and

ii.                                       The Borrower shall deliver or cause to be delivered the legal opinions and documents required pursuant to subsection 2.3.2 of the Credit Agreement.

5.                                       Notice.  For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

6.                                       Recording of the New Loans.  Upon execution and delivery hereof, the Agent will record the New Advances made by New Lenders in the register maintained by it for such purposes.

7.                                       Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

8.                                       Entire Agreement.  This Agreement, the Credit Agreement and the Security Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.                                       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the province of Quebec.

10.                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

12.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                          ,             ].

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

VIDÉOTRON LTÉE

By:
Name:
Title:

By:
Name:
Title:

ROYAL BANK OF CANADA as Agent

By:
Name:
Title:

v

Name of Lender	Type of Commitment	Amount
[ ]	New Lender Commitment		$

		Total:	$